EXHIBIT 10.15

FLOWSERVE CORPORATION
SUPPLEMENTAL RETIREMENT SAVINGS PLAN Effective as of January 1, 2024

The Flowserve Corporation Supplemental Retirement Savings Plan (the “Plan”) is set forth below. The Plan is sponsored by Flowserve Corporation for certain eligible highly compensated and management employees and is exempt from the participation, vesting, funding, and fiduciary requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I
PURPOSE AND EFFECTIVE DATE

1.1 Purpose of the Plan. The primary purpose of this Plan is to provide deferred compensation for a select group of management or highly compensated employees by making up the benefits lost by Eligible Employees under the Savings Plan as a result of the maximum individual benefit limitations and restrictions imposed upon includable compensation in qualified plans under ERISA and the Code.

1.2 Effective Date. The Plan is effective January 1, 2024.

1.3 Definitions. Whenever used in the Plan, the following terms shall have the respective meanings set forth below:
(a) “Savings Plan” means the Flowserve Corporation Retirement Savings Plan, as it may be amended from time to time, and any other qualified defined contribution plan sponsored by the Company or any of its subsidiaries that may be designated by the Committee.

(b) “Account” means a bookkeeping account maintained by the Company to measure and determine the amounts to be credited to the Participant under the Plan as described in Article III. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable under the Plan. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(c) “Beneficiary” means one or more persons, trusts, estates, or other entities, designated in accordance with the procedures established by the Committee, that are entitled to receive benefits under this Plan upon the death of a Participant. In the absence of a properly designated Beneficiary or if such Beneficiary has predeceased the Participant, the “Beneficiary” shall be the Participant’s estate.

(d) “Board” or “Board of Directors” means the Board of Directors of the Company.

(e) “Change in Control” shall have the meaning ascribed to it under the Company’s 2020 Long-Term Incentive Plan; provided that for purposes of this Plan, such Change in

Control must also qualify as a “change in control” within the meaning of Code Section 409A(a)(2)(A)(v).

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any successor provision thereto.

(g) “Committee” means the Pension and Investment Committee of the Company.

(h) “Company” means Flowserve Corporation and any subsidiary participating in the Savings Plan.

(i) “Contribution” means a credit by the Company to a Participant’s Account(s) of Supplemental Non-Elective Company Contributions or Additional Company Contributions in accordance with the provisions of Article III of the Plan.

(j) “Effective Date” means January 1, 2024.

(k) “Eligible Employee” means any person who:

(i) for the Plan Year beginning January 1, 2024, (A) becomes newly eligible to participate in the Savings Plan on or after January 1, 2024; (B) is a highly compensated or management employee whose compensation exceeds the maximum individual benefit limitations and restrictions imposed upon includable compensation in qualified plans under ERISA and the Code; and (C) is either an Executive Officer, Officer, Vice President, or director level employee of the Company or is otherwise designated by the Committee to participate in the Plan; and

(ii) for Plan Years beginning on and after January 1, 2025, (A) is a participant in the Savings Plan; (B) is a highly compensated or management employee whose compensation exceeds the maximum individual benefit limitations and restrictions imposed upon includable compensation in qualified plans under ERISA and the Code; and (C) is either an Executive Officer, Officer, Vice President, or director level employee of the Company or is otherwise designated by the Committee to participate in the Plan.

(l) “Investment Fund” means any investment fund that serves as the measure of the notional investment return on all or any portion of each Account pursuant to the provisions of Section 3.2.

(m) “Investment Fund Share” means the share, unit, or other evidence of ownership in a designated Investment Fund.

(n) “Participant” means any current or former Eligible Employee who participates in this Plan as described in Section 2.1.

(o) “Plan Year” means each January 1 through December 31.

(p) “Separation from Service” means a Participant dies, retires, or otherwise suffers a termination of employment, as determined in accordance with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder. For purposes of the Plan, a Participant shall not be considered to have separated from service while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave of absence does not exceed six months, or, if longer, so long as the Participant retains the right to reemployment with the Company or its subsidiaries under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or any of its subsidiaries. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period in the immediately preceding sentence.

Any other term used in this Plan that is defined in the Savings Plan shall have the meaning set forth therein.

ARTICLE II
PARTICIPATION

2.1 Participation. An employee shall become a Participant as of the first day of the calendar month coincident with or next following the date he or she first becomes an Eligible Employee (the “Entry Date”), provided that he or she is still an Eligible Employee on his or her Entry Date. Once eligible for participation in the Plan, an Eligible Employee shall be entitled to receive Contributions for the remainder of such Plan Year and each following Plan Year, subject to the Participant’s continued status as an Eligible Employee as of the last day of each such Plan Year. The Committee may, in its sole discretion, amend on a prospective basis the classification of persons who are eligible to receive Contributions under this Plan.

ARTICLE III
CONTRIBUTIONS AND DISTRIBUTIONS

3.1 Contributions. Contributions may be made in the form of Supplemental Non-Elective Company Contributions and Additional Company Contributions, as described and set forth under Sections 3.1(a) and (b). Contributions shall be credited to a Participant’s Account for the Plan Year to which such Contribution relates. All Contributions shall be credited to Participant’s Accounts in the Plan Year following the Plan Year to which such Contributions relate.

(a) Supplemental Non-Elective Company Contributions. The Company shall make a Contribution (a “Supplemental Non-Elective Company Contribution”) to the Participant’s Account in an amount to be determined in the sole discretion of the Committee, which initially shall be established as 6.5% of the Participant’s Compensation (as such term is defined in the Savings Plan, but determined without regard to the compensation limit set forth in Code Section 401(a)(17)) in excess of the compensation limit set forth in Code Section 401(a)(17). For the avoidance of doubt, the Committee may determine that Supplemental Non-Elective Company Contributions shall be 0% for a Plan Year.

(b) Additional Supplemental Company Contributions. In the sole discretion of the Committee, the Company may make Additional Contributions (an “Additional Supplemental Company Contribution”) to a Participant’s Account from time to time. The fact that an Additional Supplemental Company Contribution is credited in one year shall not obligate the Company to continue to make Additional Company Contributions in subsequent years.

3.2 Deemed Investments.

(a) Bookkeeping Accounts. The Company shall establish and maintain an Account for each Participant under the Plan that shall reflect the Contributions credited on behalf of the Participant and the gains and losses attributable to the deemed investment of that Account pursuant to this Section 3.2. The Company shall establish and maintain such other accounts and records as the Committee determines in its sole discretion to be reasonably required or appropriate in order to discharge its duties under the Plan.

(b) Available Investment Funds. The Committee shall have absolute discretion to select the available Investment Funds from which Participants may select as the measure(s) of the notional investment return on their individual Accounts in accordance with Section 3.2(c). Unless otherwise provided by the Committee, the Investment Funds shall mirror the same investment funds selected by the Committee as available investment choices for participants in the Savings Plan (other than any open brokerage window option).

(c) Investment Directives. The participant’s Account shall accrue gains and losses as though invested in accordance with the Participant’s directives, which shall be provided in the manner specified by the Company. All dividends, interest, gains, losses, and distributions of any nature earned with respect to Investment Fund Shares in which an Account is deemed invested shall be credited to that Account as though reinvested in additional Investment Fund Shares.

3.3 Distributions. Subject to the provisions of this Article III, a Participant is entitled to receive his or her vested Account in the form of a lump sum payment, as set forth in Sections 3.3(a)-(f).

(a) Separation from Service. Upon a Participant’s Separation from Service other than as a result of death, the Participant shall receive his or her vested Account in a lump sum payment, payable within 30 days of the date of the Participant’s Separation from Service. Notwithstanding the foregoing or any other provision of this Plan to the contrary, if a Participant is a “specified employee”, as defined in Section 1.409A-1(i) of the Treasury Regulations issued under Section 409A of the Code, any payment under this Plan shall be made in a lump sum on the date which is six (6) months following the date of the Participant’s Separation from Service, or if earlier, on the date of the Participant’s death. All payments that are delayed for six (6) months as provided in this Section 3.3(a) shall continue to accrue earnings or losses under the terms of the Plan for the period from the Participant’s Separation from Service until the date such payment is actually made.

(b) Change in Control. Upon a Change in Control, the Participant is entitled to receive his or her vested Account in a lump sum payment, which shall be paid within 30 days of the date of such Change in Control.

(c) Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency (as defined in this Section 3.3(c)) may submit a written request to the Committee to receive payment of all or any portion of the Participant’s vested Account. The Committee may approve an emergency distribution not to exceed the amount reasonably necessary to satisfy the need, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the distribution. Emergency distributions shall be paid within the 30-day period following the date the payment is approved by the Committee. For purposes of this Section 3.3(c), “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty; or another similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events that may qualify as an Unforeseeable Emergency may be limited by the Committee.

(d) Death. Upon the death of a Participant, all of the Participant’s vested Account shall be paid to his or her Beneficiary by no later than December 31 of the calendar year following the date of the Participant’s death.

(e) Disability. If a Participant becomes “disabled” within the meaning of Code Section 409A-3(i)(4), the Participant’s vested Account shall be paid to the Participant no later than 30 days following the date that the Committee determines that the Participant has incurred such a disability.

(f) Domestic Relations Order. Notwithstanding any provision of the Plan to the contrary, all or any portion of a Participant’s vested Contributions under the Plan shall be distributed to an alternate payee in accordance with the terms and conditions of a “Domestic Relations Order” (as such term is defined in Code Section 414(p)(1)(B)). The Plan hereby specifically permits and authorizes distribution of a Participant’s vested Contributions under the Plan in the form of a single lump sum payment to an alternate payee in accordance with a Domestic Relations Order prior to the date of the Participant’s Separation from Service.

ARTICLE IV VESTING

4.1 Vesting Schedule. A Participant shall vest in Contributions made under this Plan in the same manner and to the same extent as under the vesting provisions applicable to company contributions under the Savings Plan. Once a Participant is vested, all of such Participant’s rights to receive his or her Account under this Plan shall be nonforfeitable but shall be subject to any rights of the Company’s creditors.

4.2 Change in Control Vesting. In the event of a Change in Control, all Participants shall immediately be fully vested in their Account under the Plan.

ARTICLE V ADMINISTRATION

5.1 Administration. The Committee shall be responsible for the general administration of the Plan and the carrying out of the provisions thereof, and shall have all rights and powers required in connection therewith, including the right to establish rules for the administration of the Plan and the methods to be used in calculating Contributions. The Committee shall have the discretionary power and authority to interpret and administer the Plan according to its terms, including the power to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors in the administration and application of the Plan. The Committee shall have such additional powers as may be necessary to discharge its duties and responsibilities hereunder. The decision of the Committee on any question concerning or involving the interpretation or administration of the Plan shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law.

5.2 Payment of Benefits. The Committee shall determine a Participant’s or Beneficiary’s eligibility for benefit and benefits under the Plan. Each Participant or Beneficiary claiming a benefit under the Plan may be required to complete an application, in the form determined by the Committee, and file it with the Committee or an administrator designated by the Committee.

5.3 Claims Procedure. If a request for the payment of benefits under this Plan is denied or Contributions are forfeited, in whole or in part, the following claims procedure shall be applicable:

(a) The Committee will provide the claimant with a written notice of denial, setting forth (i) an explanation as to why the claim was denied or Contributions forfeited, (ii) the provisions of the Plan upon which the denial or forfeiture was based, and (iii) an explanation of the Plan’s claims procedure. If the Committee does not deny a claim on its merits, but rejects the application for failure to furnish certain necessary material or information, the written notice to the claimant will explain what additional material is needed and why, and advise the claimant that he or she may refile a proper application.

(b) Within sixty (60) days after the receipt of the Committee’s notice of denial or forfeiture, the claimant must file a written notice of appeal of the denial or forfeiture of Contributions with the Committee. In addition, within such appeal period, the claimant may review pertinent documents at such reasonable times and places as the Committee may specify and may submit any additional written material pertinent to the appeal.

(c) The Committee will make a written decision on the appeal not later than sixty (60) days after its receipt of the notice of appeal, unless special circumstances require an extension of time, in which case a decision will be given as soon as possible, but not later than one hundred-twenty (120) days after receipt of the notice of appeal. The decision on the appeal will be in writing and shall include specific reasons for the decision, making specific reference to the provisions of the Plan upon which the decision was based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

In the event the Committee fails to take any action on the claimant’s initial request for benefits within ninety (90) day after receipt, the request will be deemed denied, and the claimant’s appeal rights under this Section 5.3 will be in effect as of the end of such period.

ARTICLE VI UNFUNDED PLAN

6.1 Financing of Benefits. This Plan shall be an unfunded plan and payments of benefits pursuant to this Plan shall be made from the general assets of the Company. No special or separate fund need be established, and no segregation of assets need be made to assure the payment of such benefits.

6.2 Unsecured General Creditor. Notwithstanding anything to the contrary contained herein, no Participant or Beneficiary (or any of their heirs, successors, or assigns) shall have any legal or equitable rights, interests or claims in any property or assets of the Company or its subsidiaries. For purposes of the payment of benefits under this Plan, any and all assets of the Company and its subsidiaries shall be, and shall remain, the general, unpledged, unrestricted assets of the Company and its subsidiaries, as applicable. The Company and its subsidiaries obligations under this Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

ARTICLE VII
GENERAL PROVISIONS

7.1 Non-Alienation of Benefits. No benefit which shall be payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, encumbrance, or charge by a Participant, Beneficiary, or survivor or anyone claiming under any of them, except pursuant to a Domestic Relations Order as set forth on Section 3.3(f). If a Participant, Beneficiary or survivor or anyone claiming under any of them shall attempt to or shall subject in any manner any benefit which shall be payable under this Plan to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, encumbrance, or charge, his or her interest in any such benefit shall terminate and the Committee shall hold or apply it to or for the benefit of such person, his or her spouse, children or other dependents, or any of them as the Committee may decide.

7.2 Incompetency. Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent, and that a guardian, conservator, statutory committee, or other person legally vested with the care of his or her estate has been appointed. In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his or her affairs, then any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment. In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payment shall be made to such guardian or conservator or statutory committee, provided that proper proof of appointment is furnished in a form and manner suitable to the Committee. Any payment made under the provision of this Section 7.2 shall be a complete discharge of liability therefore under the Plan.

7.3 Employment Rights. The establishment of the Plan shall not be construed as conferring any legal rights upon any Eligible Employee or any other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any person or to treat him or her without regard to the effect which such treatment might have upon him or her as a person covered by this Plan.

7.4 Notices. Any notice required or permitted to be given hereunder to an Eligible Employee, a Participant, or Beneficiary will be properly given if delivered or mailed, postage prepaid, to the Eligible Employee or Beneficiary at the last post office address as shown on the Company’s records. Any notice to the Company shall be properly given or filed if delivered or mailed, postage prepaid, to the Corporate Secretary of the Company at its principal place of business.

7.5 Waiver of Notice. Any notice required hereunder may be waived by the person entitled thereto.

7.6 Action by Company. Any action required or permitted to be taken hereunder by the Company shall be taken by the Committee, or by any person or persons or committee otherwise authorized by the Company’s Board of Directors.

7.7 Uniform Rules. In administrating the Plan, the Committee will apply uniform rules to all Eligible Employees similarly situated.

7.8 Notice of Address. Any payment to a Participant, or in case of his or her death to his or her Beneficiary or survivor, at the last known post office address of the distributee on file with the Company, shall constitute a complete acquittance and discharge to the Company with respect thereto unless the Company shall have received prior written notice of any change in the condition, status or location of the distributee. The Company shall have no duty or obligation to search for or ascertain the whereabouts of any Eligible Employee or Beneficiary.

7.9 Record. The records of the Company with respect to the Plan shall be conclusive on all Eligible Employees, beneficiaries and survivors, and all other persons whomsoever.

7.10 No Individual Liability. It is declared to be the express purpose and intention of the Plan that no liability whatever shall attach to or be incurred by the shareholders, officers, or directors of the Company, or any representatives appointed hereunder by the Company, under or by reason of any of the terms or conditions of the Plan.

7.11 Illegality of Particular Provision. If any particular provision of this Plan shall be found to be illegal or unenforceable, such provision shall not affect the other provisions thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.

7.12 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) of the Code and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and as such it is intended that the Plan be exempt from the participation, vesting, funding, and fiduciary responsibility requirements of Title I of ERISA. This Plan is also intended to qualify for simplified reporting under U.S. Department of Labor Regulation Section 2530.104- 23, which provides for an alternative method of compliance for plans described in such regulation. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

7.13 Tax Withholding. The Company and its subsidiaries shall have the right to deduct from all amounts paid in cash or other form under this Plan any federal, state, local or other taxes required by law to be withheld.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1 Amendment and Termination. The Company expects the Plan to be permanent, but since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend or terminate the Plan at any time by action of its Committee, provided, however, that no amendment or termination may (a) change the time and form of payment to be made under the provisions of the Plan as in effect before such amendment or termination, except as otherwise permitted under Section 409A of the Code and the regulations issued thereunder, or (b) reduce the value of Accounts accrued under the Plan prior to the date of such amendment or termination. Notwithstanding any of the foregoing provisions of this Section 8.1 or any other terms and conditions of the Plan to the contrary, the Committee reserves the right, in its sole discretion, to amend the Plan in any manner it deems necessary or desirable in order to comply with or otherwise address issues resulting from Section 409A of the Code.

8.2 Contingencies Affecting the Company. In the event of a merger or consolidation of the Company, or the transfer of substantially all of the assets of the Company to another corporation, such successor corporation shall be substituted for the Company under the terms and provisions of the Plan.

8.3 Reimbursement of Legal Fees and Expenses. In the event that a Participant brings a legal action after a Change in Control to enforce any of his or her rights hereunder, the Company shall reimburse the Eligible Employee for his or her actual documented legal fees and expenses in bringing such action, provided that (a) such action is based upon an actual bona fide claim for damages under applicable law, as determined by the Committee based on the facts and circumstances and in accordance with the requirements of Section 409A of the Code (and the regulations issued thereunder); (b) the Participant provides written documentation to the Company of such legal fees and expenses no later than one hundred eighty (180) days following the close of the taxable year in which such expenses were incurred; and (c) it is judicially determined that such action was not frivolous or brought in bad faith. Any reimbursement of legal fees and expenses made pursuant to the immediately preceding sentence in one taxable year shall not affect the legal fees and expenses eligible for reimbursement pursuant to this Section 8.3 in any other taxable year. Reimbursement of legal fees and expenses pursuant to this Section 8.3 shall be made by the Company no later than the last day of the Participant’s taxable year following the taxable year in which the fees or expenses were incurred.

ARTICLE IX APPLICABLE LAW

9.1 Applicable Law. The Plan shall be governed by and construed according to the law of the State of Texas, except to the extent otherwise preempted by ERISA, or any other Federal law.

IN WITNESS WHEREOF, Flowserve Corporation has caused this Plan to be executed by its duly authorized officer.

FLOWSERVE CORPORATION

By: /s/  Susan C. Hudson
Susan Hudson
Senior Vice President & Chief Legal Officer

15-Dec-2023
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Dated